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                                                                    NEWS RELEASE

GOODRICH REQUIRED TO REVISE PREVIOUSLY ANNOUNCED FOURTH QUARTER AND FULL YEAR 2003 RESULTS DUE TO FEBRUARY 16, 2004 SUBSEQUENT EVENT

CHARLOTTE, NC, February 24, 2004 - Goodrich Corporation announced today that on February 16, 2004 it was notified by Pratt & Whitney, a United Technologies Company, that it will not have requirements for original equipment PW4000 engine nacelle components after Goodrich completes delivery of 45 shipsets (2 units per shipset) through early 2005. Goodrich had originally forecasted 90 shipsets to be delivered through 2009. As a result of this action, the company's total estimated revenue associated with this contract has been significantly reduced and anticipated cost reductions related to future deliveries under this contract will not occur.

The notice of termination is considered a Type 1 subsequent event under generally accepted accounting principles, the effects of which must be reflected in the Company's 2003 financial statements. As a result, the company has recorded a pre-tax charge of $15.1 million, as of December 31, 2003, related to this contract. The charge includes impairment of excess over average inventory of $7.0 million and $8.1 million for forward losses relating to the reduction in forecasted contract revenue and the increase in costs.

After giving effect to this charge, the company had fourth quarter 2003 net income of $23 million, or $0.19 per diluted share, on sales of $1,130 million. For the full year 2003, the company had net income of $100 million, or $0.85 per diluted share, on sales of $4,383 million. These amounts reflect a reduction of $10 million to net income, and $0.08 to earnings per diluted share when compared to the amounts previously reported in the company's press release announcing full year 2003 results, dated February 5, 2004, and are the only changes to the profit and loss data included in that release.

The charge does not impact previously reported sales or cash flow, and does not change the 2004 outlook provided by Goodrich in the February 5, 2004 press release.

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Goodrich Corporation, a Fortune 500 company, is a leading global supplier of systems and services to the aerospace and defense industry. Goodrich technology is involved in making aircraft fly... helping them land... and keeping them safe. Serving a global customer base with significant worldwide manufacturing and service facilities, Goodrich is one of the largest aerospace companies in the world. For more information visit http://www.goodrich.com

Forward-looking Statements

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company's future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as "believe," "expect," "anticipate," "intend," "estimate," or "plan," are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to: the extent to which the company is successful in integrating Aeronautical Systems in a manner and a timeframe that achieves expected cost savings and operating synergies; potential contractual disputes with Northrop Grumman related to the purchase of Aeronautical Systems; the nature, extent and timing of the company's proposed restructuring and consolidation actions and the extent to which the company is able to achieve savings from these actions; the possibility of additional restructuring and consolidation actions beyond those previously announced by the company; global demand for aircraft spare parts and aftermarket services; threats associated with and efforts to combat terrorism, including the current situation in Iraq; the impact of Severe Acute Respiratory Syndrome (SARS) or other airborne respiratory illnesses on global travel; the health of the commercial aerospace industry, including the impact of additional bankruptcies in the airline industry; demand for and market acceptance of new and existing products, such as the Airbus A380, the Joint Strike Fighter and the Embraer 190; potential cancellation of orders by customers; successful development of products and advanced technologies; the effect of changes in accounting policies including changes to the company's contract accounting methods and the expensing of stock options; the extent to which expenses related to employee and retiree medical and pension benefits continue to rise; competitive product and pricing pressures; the company's ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses; possible assertion of claims against the company on the theory that it, as the former corporate parent of Coltec Industries Inc, bears some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec's dividend of its aerospace business to the company prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the company competes, such as changes in currency exchange rates, inflation rates, recession and other external factors over which the company has no control; and the outcome of contingencies (including completion of acquisitions,


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divestitures, litigation and environmental remediation efforts). Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the company's filings with the Securities and Exchange Commission, including in the company's Annual Report on Form 10-K for the year ended December 31, 2002.

The company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.


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